UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

March 7, 2006

PDL BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 7, 2006, PDL BioPharma, Inc. (the “Company”) and Andrew L. Guggenhime entered into an offer letter (the “Guggenhime Agreement”), pursuant to which Mr. Guggenhime has agreed to serve as the Company’s Senior Vice President and Chief Financial Officer (principal financial officer), effective as of April 3, 2006. The terms and conditions of the Guggenhime Agreement are as set forth under Item 5.02 of this Current Report on Form 8-K and are incorporated by reference herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) (1) On March 7, 2006, the Company and Mr. Guggenhime entered into the Guggenhime Agreement, pursuant to which Mr. Guggenhime has agreed to serve as the Company’s Senior Vice President and Chief Financial Officer (principal financial officer), effective as of April 3, 2006. Upon his commencement as an officer of the Company, Mr. Guggenhime will serve at the pleasure of the Board or until his successor is duly elected.

(2) Between October 2000 and March 2006, Mr. Guggenhime, age 37, served as Chief Financial Officer at Neoforma, Inc., a provider of supply chain management solutions for the healthcare industry. As the Chief Financial Officer of Neoforma, he was responsible for managing its accounting, finance, financial planning and analysis, investor relations, legal and facilities departments. From January 2000 to October 2000, he served as Neoforma’s Vice President of Corporate Development, managing Neoforma’s corporate development, business development, international and strategic efforts, including identifying and executing mergers and acquisitions, strategic partnerships and joint ventures. From 1996 until 2000, Mr. Guggenhime was in the Healthcare Investment Banking group of Merrill Lynch & Co., most recently as a Vice President, where he specialized in working with healthcare services firms and healthcare Internet companies on a variety of transactions, including mergers and acquisitions, initial public offerings, add-on equity offerings and debt offerings. From 1990 until 1994, he worked at Wells Fargo & Company in a number of capacities, most recently as Assistant Vice President in Wells Fargo’s Real Estate Capital Markets group, in which he was responsible for identifying and evaluating distressed real estate investment opportunities. He also served in Wells Fargo’s Real Estate Managed Asset group, in which he was responsible for managing troubled loan portfolios and restructuring debt transactions. Mr. Guggenhime earned a Bachelor of Arts degree in international politics and economics from Middlebury College and a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Other than the Guggenhime Agreement, there is no arrangement or understanding between Mr. Guggenhime and any other persons pursuant to which he was selected or will be appointed as an officer of the Company.

(3) Pursuant to the Guggenhime Agreement, Mr. Guggenhime will be employed by the Company at-will, commencing on April 3, 2006. His compensation includes an annual salary of $305,000, a standard benefits package and eligibility for the Company’s performance bonus program. Subject to approval by the Company’s Board of Directors, on his employment commencement date Mr. Guggenhime also will receive options to purchase 65,000 shares of the Company’s Common Stock vesting over four years, with one-fourth of the options vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years. In addition, subject to approval by the Company’s Board of Directors, on his employment commencement date Mr. Guggenhime will receive 7,500 shares of restricted Common Stock of the Company, which will vest annually over four years. In addition, Mr. Guggenhime will receive a hiring bonus of $20,000, the entire amount of which is due and payable to the Company if Mr. Guggenhime voluntarily resigns his position or his employment is terminated for cause prior to his one-year anniversary with the Company, and $10,000 of which is due and payable to the Company if Mr. Guggenhime voluntarily resigns his position or his employment is terminated for cause after his one-year anniversary with the Company but prior to his two-year anniversary.

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A press release issued by the Company on March 7, 2006, announcing the naming of Mr. Guggenhime as the Company’s Senior Vice President and Chief Financial Officer, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 7, 2006, announcing that PDL BioPharma, Inc. has named Andrew L. Guggenhime Senior Vice President and Chief Financial Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2006

PDL BIOPHARMA, INC.

By:	/s/ Mark McDade
Mark McDade
Chief Executive Officer

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